Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 333-148163, 333-132607, 333-162513 and 333-178662 on Form S-8 of NaturalNano, Inc. of our report, dated April 15, 2015, on the consolidated financial statements as of and for the years ended December 31, 2014 and 2013, appearing in this Annual Report on Form 10-K of NaturalNano, Inc.  Our report, dated April 15, 2015 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Freed Maxick CPAs, P.C.

Buffalo, NY
Dated: April 15, 2015